Exhibit 3.3

[FORM OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF GSC ACQUISITION COMPANY]

___________________

GSC ACQUISITION COMPANY, a corporation existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.           The name of the Corporation is “GSC Acquisition Company”.

2.           The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on October 26, 2006.

3.           This Amended and Restated Certificate of Incorporation restates, integrates and amends the Certificate of Incorporation of the Corporation.

4.           This Amended and Restated Certificate of Incorporation was duly adopted by written consent of the directors and stockholders of the Corporation in accordance with the applicable provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

5.           The text of the Certificate of Incorporation of the Corporation is hereby amended and restated to read in full as follows:

FIRST:        The name of the Corporation is GSC Acquisition Company.

SECOND:   The registered office of the Corporation is located in the State of Delaware at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808.  The name of its registered agent at that address is Corporation Service Company.

THIRD:      The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL.

FOURTH:   The Corporation’s existence shall terminate on _________, 2009 (the “Termination Date”).  In the event that the Corporation submits an Initial Business Combination (as defined in Article Sixth below) to its stockholders for a vote pursuant to Article Sixth, paragraph A, it shall submit this provision to its stockholders concurrently for amendment to permit the Corporation’s continued existence.  This provision shall not be amended other than pursuant to the preceding sentence.

FIFTH:       The Corporation is authorized to issue a total of 201,000,000 shares, consisting of two classes of stock, designated “Common Stock” and “Preferred Stock.”  The total number of shares of Common Stock the Corporation is authorized to issue is 200,000,000, with a par value of $0.001 per share.  The total number of shares of Preferred Stock the Corporation is authorized to issue is 1,000,000, with a par value of $0.0001 per share.

A.	Preferred Stock. Subject to paragraph J of Article Sixth, the Board of Directors may from time to time issue shares of Preferred Stock in one or more series and without stockholder approval. The Board of Directors may fix for each series it is authorized to issue such voting rights, full or limited, and such designations, powers, preferences and relative participating, optional or other special rights and any qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a “Preferred Stock Designation”) and as may be permitted by the DGCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required to take such action pursuant to any Preferred Stock Designation.

B.
Common Stock.  Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of Common Stock shall possess exclusively all voting power, and each share of Common Stock shall have one vote.

SIXTH:  Paragraphs A through J below shall apply during the period commencing upon consummation of the Corporation’s initial public offering (the “IPO”) and terminating upon consummation of any Initial Business Combination, and may not be amended during the “Target Business Acquisition Period” without the unanimous consent of the holders of all of the Corporation’s outstanding shares of Common Stock.

An “Initial Business Combination” shall mean the acquisition by the Corporation, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or transactions, of one or more businesses or assets (the “Target Business” or “Target Businesses”) having, individually or collectively, a fair market value equal to at least 80% of the balance in the Trust Account (excluding deferred underwriting discounts and commissions) at the time of such acquisition and resulting in ownership by the Corporation of at least 51% of the voting equity interests of the Target Business or Businesses and control by the Corporation of the majority of any governing body of the Target Business or Businesses.  Any acquisition of multiple Target Businesses shall occur simultaneously.

“Fair market value” for purposes of this Article Sixth shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential gross margins, the values of comparable businesses, earnings and cash flow, and book value.  If the Corporation’s Board of Directors is not able to determine independently that the Target Business or Businesses has a sufficient fair market value to meet the threshold criterion, it will obtain an opinion in that regard from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc.  The Corporation is not required to obtain an opinion from an investment banking firm as to the fair market value of the Target Business or Businesses if its Board of Directors independently determines that the Target Business or Businesses have sufficient fair market value to meet the threshold criterion.

The “Trust Account” shall mean the trust account established by the Corporation in connection with the consummation of the IPO and into which the Corporation will deposit a designated portion of the net proceeds from the IPO, including any amount that is or will be due and payable as deferred underwriting discounts and commissions (the “Deferred Underwriting Compensation”) pursuant to the terms and conditions of the underwriting agreement (the “Underwriting Agreement”) to be entered into with the underwriters of the IPO, as well as a portion of the proceeds of the Corporation’s issuance of securities in a private placement prior to the IPO.

“IPO Shares” shall mean the shares of Common Stock issued in connection with the IPO.

The “Target Business Acquisition Period” shall mean the period from the consummation of the IPO up to and including the earlier to occur of (i) an Initial Business Combination or (ii) the Termination Date.

A.
Prior to the consummation of any Initial Business Combination, the Corporation shall submit the Initial Business Combination to its stockholders for approval regardless of whether the Initial Business Combination is of a type that normally would require such stockholder approval under the DGCL.  In addition to any other vote of stockholders of the Corporation required under applicable law or listing agreement, the Corporation may consummate the Initial Business Combination only if approved by a majority of the IPO Shares voted at a duly held stockholders meeting in person or by proxy, and stockholders owning less than 20% of the IPO Shares vote against the business combination and exercise their conversion rights described in paragraph C below.  The Corporation shall not seek to consummate any Initial Business Combination in which stockholders owning less than 20% of the IPO Shares (minus one share) are unable to elect conversion pursuant to the provisions of paragraph C below.

B.
Upon consummation of the IPO, the Corporation shall deliver, or cause to be delivered, for deposit into the Trust Account at least $146,975,000 (or $168,575,000 if the underwriters’ over-allotment option is exercised in full), comprising (i) $142,475,000 of the net proceeds of the IPO, including $4.5 million in Deferred Underwriting Compensation (or $146,975,000 of the net proceeds, including $5.175 million in Deferred Underwriting Compensation, if the over-allotment option is exercised in full) and (ii) $4.0 million of the proceeds from the Corporation’s issuance and sale in a private placement of 4,000,000 warrants (the “Initial Founder’s Warrants”) issued to its founding stockholder, GSC Secondary Interest Fund, LLC.

C.
At the time the Corporation seeks approval of the Initial Business Combination in accordance with paragraph A above, each holder of IPO Shares (each a “Public Stockholder”) may, at its option, convert its IPO Shares into cash at a per share conversion price (the “Conversion Price”), calculated as of two business days prior to the proposed consummation of the Initial Business Combination, equal to (A) the amount in the Trust Account, inclusive of (x) the proceeds from the IPO held in the Trust Account and the proceeds from the sale of the Initial Founder’s Warrants, (y) the amount held in the Trust Account representing the Deferred Underwriting Compensation and (z) any interest income earned on the funds held in the Trust Account, net of taxes payable, that are not released to the Corporation to cover its operating expenses in accordance with the Underwriting Agreement, divided by (B) the number of IPO Shares outstanding on the date of calculation (including shares sold pursuant to the exercise of the over-allotment option, if any). If a majority of the shares voted by the Public Stockholders are voted to approve the Initial Business Combination, and if Public Stockholders owning up to 20% of the total IPO Shares (minus one share) vote against such approval of the proposed Initial Business Combination and elect to convert their shares, the Corporation will proceed with such Initial Business Combination. If the Corporation so proceeds, subject to the availability of lawful funds therefor, it will convert IPO Shares held by those Public Stockholders who have affirmatively elected to convert their IPO Shares and who voted against the Initial Business Combination into cash at the Conversion Price on the closing date of such Initial Business Combination. Only Public Stockholders shall be entitled to receive distributions from the Trust Account in connection with the approval of an Initial Business Combination, and the Corporation shall pay no distributions with respect to any other holders or shares of capital stock of the Corporation. If Public Stockholders holding 20% or more of the IPO Shares vote against approval of the proposed Initial Business Combination and elect to convert their IPO Shares, the Corporation will not proceed with such Initial Business Combination and will not convert any IPO Shares.

D.
In the event that the Corporation does not consummate an Initial Business Combination by the Termination Date, all amounts in the Trust Account plus any other net assets of the Corporation not used for or reserved to pay obligations and claims or such other corporate expenses relating to or arising from the Corporation’s plan of dissolution and distribution, including costs of dissolving and liquidating the Corporation, shall be distributed on a pro rata basis to holders of the IPO Shares.  The Corporation shall pay no liquidating distributions with respect to any shares of capital stock of the Corporation other than IPO Shares.

E.
A holder of IPO Shares shall be entitled to receive distributions from the Trust Account only in the event that the Corporation does not consummate an Initial Business Combination by the Termination Date or in the event such holder demands conversion of its shares in accordance with paragraph C above.  Except as may be required under applicable law, in no other circumstances shall any holder of shares of Common Stock have any right or interest of any kind in or to the Trust Account or any amount or other property held therein.

F.
Unless and until the Corporation has consummated an Initial Business Combination as permitted under this Article Sixth, the Corporation may not consummate any other business combination, whether by merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination or transaction or otherwise.  The Corporation will not enter into an Initial Business Combination with any entity in which any of its officers, directors or GSC Group or its affiliates has a financial interest.  As used herein, “GSC Group” means any of GSCP (NJ), Inc., GSCP (NJ), L.P., GSCP (NJ) Holdings, L.P., GSC Secondary Interest Fund, LLC, GSCP, LLC, GSC Group, Inc. or GSC Group Limited.

G.
The Corporation shall not, and no employee of the Corporation shall, disburse or cause to be disbursed any of the proceeds held in the Trust Account except (i) for the payment of the Corporation’s income tax liability associated with the interest income earned on the proceeds held in the Trust Account, (ii) for the release of interest income of up to $2.0 million to the Corporation to fund the Corporation’s working capital requirements, (iii) in connection with an Initial Business Combination or thereafter, including the payment of any Deferred Underwriting Compensation in accordance with the terms of the Underwriting Agreement, (iv) upon the Corporation’s liquidation (including, without limitation, for the release of an additional amount of interest income of up to $75,000 to pay costs and expenses incurred in connection with dissolution and liquidation, solely on the terms and subject to the conditions set forth in the Trust Agreement) or (v) as otherwise set forth herein.

H.
The Audit Committee of the Corporation’s Board of Directors will review and approve all payments made by the Corporation to its officers, directors and their or the Corporation’s affiliates.  Any payment made to a member of the Audit Committee will be reviewed and approved by the Board of Directors, with any member of the Board of Directors that has a financial interest in such payment abstaining from such review and approval.  In no event will the Corporation pay any of its officers or directors or any entity with which they or it are affiliated, including GSC Group, any finder’s fee or other compensation for services rendered to it prior to or in connection with the consummation of an Initial Business Combination; provided that the Corporation’s officers, directors and its and their affiliates shall be entitled to reimbursement from the Corporation for their out-of-pocket expenses incurred in connection with investigating and consummating an Initial Business Combination from the amounts not held in the Trust Account and interest income of up to $2.0 million which may be released to the Corporation from the Trust Account.  Payments of an aggregate of $975,000 per month for office space, secretarial and administrative services to GSCP (NJ) Holdings, L.P. and repayments of advances of up to $700,000 made to the Corporation by GSCP (NJ) Holdings, L.P. to cover IPO related and organizational expenses shall not be subject to the provisions of this section H.

I.
The members of the Audit Committee shall review the requirements of this Article Sixth at each quarterly meeting of the Audit Committee to determine compliance by the Corporation with the requirements hereof.  In addition, the members of the Corporation’s Audit Committee shall review the terms of all agreements (the “IPO Agreements”) between the Corporation and any of its officers or directors included as exhibits to the Registration Statement filed by the Corporation with the Securities and Exchange Commission to register the IPO Shares at each quarterly meeting of the Audit Committee to determine whether the parties to each IPO Agreement are in compliance.  If any noncompliance is identified, then the Audit Committee shall immediately take all action necessary to rectify such noncompliance or otherwise cause compliance with the requirements of this Article Sixth or the terms and provisions of each IPO Agreement.

J.
The Board of Directors may not in any event issue any securities convertible into Common Stock, shares of Common Stock or Preferred Stock prior to an Initial Business Combination that participates in or is otherwise entitled in any manner to any of the proceeds in the Trust Account or votes as a class with the Common Stock on an Initial Business Combination.

SEVENTH:  The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A.
The number of directors of the Corporation shall be such as from time to time shall be fixed and determined by resolution of the Board of Directors.  Election of directors need not be by ballot unless the Bylaws so provide.

B.
The Board of Directors shall have powers without the assent or vote of the stockholders to make, alter, amend, change, add to or repeal the Bylaws of the Corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Corporation; to determine the use and disposition of any surplus or net profits; and to fix the times for the declaration and payment of dividends.

C.
The Board of Directors in its discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting and entitled to vote at such meeting (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be valid and binding upon the Corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors’ interest, or for any other reason.

D.
In addition to the powers and authorities granted hereby or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaws so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

E.
Upon consummation of the IPO, the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible and no class shall include less than one director.  The Board of Directors shall have the authority to assign the members of the Board of Directors to such classes at the time such classification becomes effective.  The term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity.  The Board of Directors shall apportion additional directorships resulting from an increase in number of directors among the classes as equally as possible.  In the event of any decrease in the number of directors, the Board of Directors shall decrease all classes of directors as nearly equal as possible.  The initial term of office of directors of Class I shall expire at the first annual meeting of stockholders following consummation of the IPO; that of Class II shall expire at the second annual meeting of stockholders following consummation of the IPO; and that of Class III shall expire at the third annual meeting of stockholders following consummation of the IPO; and in all cases as to each director when such director’s successor shall be elected and shall qualify or upon such director’s earlier resignation, removal from office, death or incapacity.  At each annual meeting of stockholders, beginning with the first annual meeting of stockholders following consummation of the IPO, the number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following such annual meeting.  Except as the DGCL may otherwise require, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director.  All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.  A director elected to fill a vacancy resulting from the death, resignation or removal of a director shall serve for the remainder of the full term of the director whose death, resignation or removal shall have created such vacancy and until his successor shall have been elected and qualified.

EIGHTH:    The following paragraphs shall apply with respect to liability and indemnification of officers and directors:

A.
A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for any act or omission not in good faith or which involves intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.  Any repeal or modification of this paragraph A shall not adversely affect any right or protection of a director of the Corporation with respect to events occurring prior to the time of such repeal or modification.

B.
The Corporation, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto.  Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the

Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

NINTH:     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.  This Article Ninth is subject to the requirements set forth in Article Sixth, and any conflict arising in respect of the terms set forth hereunder and thereunder shall be resolved by reference to the terms set forth in Article Sixth.

TENTH:     Subject to the provisions set forth in Article Sixth, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

ELEVENTH:  The Corporation hereby elects not to be governed by Section 203 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its [Chief Executive Officer] as of this            day of                     , 2007.

By: